Exhibit 99.1

NEWS FROM ARCH COAL

FOR IMMEDIATE RELEASE
Media: Kim Link 314/994.2936
Investors: Jennifer Beatty 314/994.2718

Arch Coal Responds to Thermal Coal Market Weakness by Idling Several Operations and Reducing Production in Appalachia

ST. LOUIS (June 21, 2012) — Arch Coal, Inc. (NYSE:ACI) today announced plans to idle several operations and to reduce production at other mining complexes in Appalachia due to the unprecedented downturn in demand for coal-based electricity.  Today’s actions, along with other recent changes in Appalachia, will result in a total workforce reduction of approximately 750 full-time employee positions.

“We deeply value our people, and the decision to reduce personnel was made only after exhaustively reviewing other options and exploring opportunities to avoid this measure,” said John W. Eaves, Arch’s president and chief executive officer.  “We sincerely regret the impact this announcement will have on our employees and their families as well as on the local communities where we operate.  This decision was difficult but necessary in order to weather the current downturn and to position the company for long-term success.”

Arch’s subsidiaries will close three higher-cost thermal mining complexes and associated preparation plants, temporarily idle Hazard’s Flint Ridge complex and curtail production at other operations in Kentucky, Virginia and West Virginia.  The mine locations affected by the announced closings are the East Kentucky, Eastern and Knott County complexes.  For full year 2012, Arch expects average cash costs in Appalachia, excluding severance and related costs, to remain in the range of $68 per ton to $73 per ton.

Moreover, these actions will reduce Arch’s thermal coal production by more than 3 million tons annually.  However, Arch continues to expect thermal coal sales volume in the range of 128 million to 134 million tons for 2012.  The company also plans to realize savings on future capital spending due to the idling of several operations and the redeployment of equipment into other active operations.  Arch estimates future reductions in annual capital expenditures in the range of $30 million to $40 million.

“Current market pressures and a challenging regulatory environment have pushed coal consumption in the United States to a 20-year low,” said Eaves.  “In response, we had previously streamlined capital spending, idled equipment and reduced shift work.  We now are taking further steps to enhance our competitive cost position in Appalachia, while increasingly shifting our portfolio in the region toward higher-margin metallurgical coal operations.  Despite the operational changes announced today, we are still able to serve customers here and abroad with the high level of quality they have come to expect from Arch.”

Eaves reiterated that a strategic portfolio review is ongoing and may result in the future divestiture of some of Arch’s noncore assets or reserves.  “The continued aggressive steps we’re taking to optimize our portfolio will allow us to better manage through the current business cycle and to prosper in the inevitable market rebound,” added Eaves.

Arch expects to incur one-time, non-cash asset write-down charges of around $425 million in the second quarter, and severance and related costs totaling approximately $14 million to be recorded between the second and third quarters.  Based on Arch’s recent level of stock market capitalization, and in accordance with accounting rules, the company also anticipates that it will incur a non-cash goodwill impairment charge for the three months ended June 30, 2012.  The non-cash asset write-down and goodwill impairment charges are excluded from the company’s earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) calculation for the purpose of determining compliance with covenants in its credit facility.  Arch will provide additional detail regarding the charges in its second quarter 2012 financial results, which the company expects to release in late July.

U.S.-based Arch Coal, Inc. is a top five global coal producer and marketer, with 157 million tons of coal sold in 2011.  Arch is the most diversified American coal company, with active mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.  In 2011, Arch continued to lead the U.S. coal industry in safety performance and environmental compliance among large, diversified producers.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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